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EXHIBIT 10.1

EMPLOYMENT AGREEMENT

PARTIES:

    EMPLOYER: TANNING TECHNOLOGY CORPORATION

              ("Tanning" or "Employer")

    and

    EMPLOYEE: GREGORY A. CONLEY

              ("Employee")

AGREEMENT:

    Employer agrees to hire Employee and Employee accepts employment on the terms and conditions set forth below and in the attached Employee Term Sheet, which is incorporated into and made a part of this Agreement. Such terms and conditions are acknowledged by the parties to be good and sufficient consideration for this Agreement.

    1.  Term.  The term of employment shall be 3 years, unless extended or terminated sooner as provided herein. Unless either party shall have given the other party written notice no less than 90 days prior to the then-scheduled expiration of the employment term, the employment term shall be automatically extended for successive one-year periods.

    2.  Position/Compensation/Benefits.  Employee's position, compensation and benefits are specified in the attached Employee Term Sheet.

    3.  Duties/Best Efforts.  Employee agrees to devote Employee's full professional time and attention to the business of Employer and those duties and obligations entrusted to Employee and/or as specified by Employee's supervisor or superiors from time to time. Employee shall at all times perform Employee's duties faithfully, industriously and to the best of Employee's ability, experience and talent.

    4.  Confidentiality, Non-Disclosure and Proprietary Rights.

  a.
  Employee understands and agrees that the following classes of information (collectively "Confidential Information"), related to Employer's business or to which Employee may become exposed in the course of his employment, whether or not in writing and whether or not formally marked, but which is identified as confidential or which would be reasonably understood to be confidential, are and shall remain the exclusive and confidential property of Employer:

  •
  data, software, processes, client contacts, client/customer lists, service techniques, market development and expansion plans, personnel training and development methods, internal business organization and methods, "Inventions" (as defined below), and other technical, business and financial information;

  •
  information and data provided to Employer from time to time by third parties on the understanding and condition that such data and information will be kept confidential; and

  •
  ideas, processes, software, information, data, or other items that may be developed by Employee from time to time in the course of the employment relationship.

    Any information that is known to the public (other than as a result of disclosure by Employee in violation of Employee's confidentiality obligations to Employer) will not be deemed Confidential Information.

  b.
  Throughout the time Employee is employed by Employer (the "Period of Employment"), and thereafter, Employee will not use or disclose Confidential Information, and will take all reasonable precautions to prevent any person or entity from gaining access to any of the Confidential Information, other than as required in the performance of Employee's duties to Employer. In order to satisfy the needs of Employer's clients and customers, Employee will sign any confidentiality agreement reasonably requested by such third parties and/or Employer. Employee understands that he/she is not permitted to use the Confidential Information for his/her own purposes or benefit.

  c.
  Except in the performance of Employee's duties to Employer, Employee shall not duplicate in any way or remove from the work premises any property of Employer or its business associates, including but not limited to any Confidential Information. At the end of the Period of Employment, Employee will deliver to Employer all such property, including all copies of materials embodying Confidential Information, and including, without limitation, files contained on paper, electronic, optical or other media.

  d.
  Employee hereby agrees to assign, and does hereby assign, to Employer all of Employee's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, software, works of authorship, innovations and improvements (collectively "Inventions") conceived, created or made by Employee during the Period of Employment, whether alone or in concert with others, whether patentable or subject to potential copyrights or not, except those that Employee developed or develops entirely on Employee's own time without using the equipment, supplies, facilities, or Confidential Information of Employer, and provided that such Inventions are unrelated to the business of Employer. Employee agrees to promptly inform and disclose all Inventions to Employer in writing, and with respect to those Inventions that Employee is required to assign to Employer hereunder, to provide all assistance reasonably requested by Employer in the preservation of its interests in the Inventions (such as by making applications, executing documents, testifying, etc.), such assistance to be provided at Employer's expense but without additional compensation to Employee so long as such assistance is provided during the Period of Employment or within 12 months thereafter. Employee agrees that all such Inventions are Confidential Information and are the sole and absolute property of Employer.

  e.
  Employee agrees that any work or Invention created by Employee, alone or with others, during the Period of Employment that is subject to assignment under paragraph (d) above, and that is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a "work made for hire" and the sole and absolute property of Employer. In the event that any such work is deemed not to be a "work made for hire", Employee hereby assigns all right, title and interest in and to the copyright in such work to Employer, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of Employer's copyright in such work, such assistance to be provided at Employer's expense but without any additional compensation to Employee so long as such assistance is provided during the Period of Employment or within 12 months thereafter.

  f.
  In the event that Employer is unable, as a result of inability to find Employee after a reasonably diligent effort, as a result of the death or incapacity of Employee, or as a result of the unjustifiable refusal of Employee, to secure Employee's signature on any documents, applications, or letters patent, copyright or other analogous protection relating to Inventions or other proprietary rights, Employee hereby irrevocably designates and appoints Employer, by its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or other analogous protection thereon with the same legal force and effect as if executed by Employee.

    5.  Non-Competition/Non-Solicitation.  Employee holds an executive position with Employer in which Employee manages portions of the business operations of Employer and supervises or oversees other employees. Employee is considered a key employee of Employer whose efforts are integral to Employer's business and for which Employee receives commensurately high compensation and benefits. In addition, Employee has or will become aware of Confidential Information including the trade secrets, trade practices, and customer lists/names of Employer, which Confidential Information in the hands of a competitor or potential competitor would cause substantial loss and damage to Employer and/or its customers and clients. Finally, Employee will have close customer contact, which would enable Employee to divert customer trade. Employee acknowledges that Employee's employment creates a relationship of confidence and trust between Employer and Employee with respect to the Confidential Information of Employer, its affiliates, customers and clients. Employee also acknowledges the highly competitive nature of Employer's business. In consideration of the above matters, Employee agrees and acknowledges that it is reasonable, necessary and appropriate in order to protect the immediate interests of and avoid substantial injury to Employer for Employee to accept restrictions on Employee's right to work or be employed in a fashion which will compete with Employer's business and type of business.

  Therefore, Employee covenants, agrees to, and accepts the following restrictions:

  a.
  Employee will not, without the prior written consent of an authorized officer of Employer, during the Period of Employment, and for 12 months after the termination of employment for any reason, alone or in concert or cooperation with any other person or entity, as owner, manager, principal, employee, investor, shareholder, consultant, or any other type of operator or advisor, directly or indirectly, engage in the business of, develop, seek to develop, market, produce or provide any commercial product or service in the nature of those provided by, or under development by Employer or any of its affiliates during the Period of Employment. This non-competition obligation shall apply to North America, Europe, Asia, and any other country where Employer or any of its subsidiaries or affiliates are actively engaged in or pursuing business during the Period of Employment. This paragraph (a) shall not prohibit the ownership by Employee of less than 2% of any publicly traded corporation, provided that Employee is not otherwise engaged with such corporation in any of the activities prohibited by this Section 5.

  b.
  During the Period of Employment and for 12 months after termination of employment for any reason, Employee shall not, directly or indirectly, alone or in concert or cooperation with any other person or entity, (1) hire an employee, consultant, agent or representative of Employer or its affiliates, successors or assigns or solicit the employment or services of any person who is employed by Employer or its successors or assigns, or any former employee of Employer whose employment has been terminated for less than three (3) months; or (2) solicit, directly or indirectly, the business of, or business competitive with Employer's then current business with, any customer or client of Employer.

  c.
  The time periods of the restrictions set forth in paragraphs (a) and (b) above shall be extended for any period of time that Employee is in violation of any provision of this Section 5.

  If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 5 is unenforceable, it is the intention of the parties that this Section 5 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 5 in the jurisdiction of the court that has made the adjudication.

    6.  Cooperation.  In the event of any termination of Employee's employment for any reason, Employee agrees for a period of 12 months to cooperate reasonably with Employer, its affiliates,

directors, officers and employees and to be reasonably available to them with respect to continuing and/or future matters arising out of Employee's employment hereunder or any other relationship with Employer or its affiliates.

    7.  Affiliated Entities.  Employee understands that Employer's business may be carried out by or in conjunction with affiliated companies or subsidiaries. Employee agrees that Employee's obligations hereunder, including confidentiality, non-competition and non-solicitation shall apply equally to the Confidential Information, business and employees of Employers' subsidiaries and affiliates. For such purposes, any reference to Employer or Tanning in this Agreement shall also be deemed to be a reference to its subsidiaries and affiliates.

    8.  Remedies for Breach.  Employee acknowledges and agrees that the provisions of Sections 4 through 7 of this Agreement are essential to Employer and are reasonable and necessary to protect the legitimate interests of Employer and its affiliates and that the damages sustained by Employer or its affiliates as a result of a breach of the agreements contained in such Sections will subject Employer or its affiliates to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Employee therefore agrees that Employer and its affiliates, in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provision of this Agreement. In the event suit or action is instituted to enforce such provisions of this Agreement or any of the terms and conditions of such Sections, including, but not limited to, suit for a temporary restraining order or preliminary or permanent injunction, the prevailing party shall be entitled to costs and reasonable attorneys' fees. Employee waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of such an order by a court of competent jurisdiction. The provisions of this Section 9 shall not prevent Employer or any of its subsidiaries from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Employee.

    9.  Employee Notification Requirement.  During the Period of Employment, and thereafter for a period of 12 months, Employee will notify Employer of any change of address, and Employee will identify and notify Employer of each and any new job or other business activity in which Employee plans to engage, together with the name and address of the new employer and a reasonably detailed description of the nature of Employee's new position with such new employer sufficient for Employer to be able to enforce its rights under this Agreement.

    10.  Former Employment or Work.  Employee represents and agrees, that in Employee's employment with Employer, Employee shall not breach any obligation of confidentiality that Employee has to any former employer or client.

    11.  Assignment.  This Agreement, and the duties, obligations and benefits hereunder shall bind and benefit the parties hereto, and to the extent necessary to carry out its intentions, the legal and personal representatives of the parties. This Agreement may not be assigned without the written permission of the parties.

    12.  Entire Agreement and Amendment.  This Agreement, including the attached Employee Term Sheet which is incorporated by this reference, constitutes the entire agreement between Employer and Employee, and any verbal or written communication between the parties prior to the adoption of this Agreement, including any offer letter from Employer to Employee, shall be deemed merged herein and of no further force and effect. Notwithstanding the foregoing, however, Employee shall continue to be liable for the veracity of any representations concerning Employee made in connection with his or her job application to Employer. This Agreement supersedes any conflicting policies relating to Tanning employees. Except as provided in the attached Employee Term Sheet, this Agreement may only be altered or amended by a writing signed by Employee and an authorized officer of Employer and no officer, employee, agent or representative of Tanning has the authority to orally modify any term of this Agreement.

    13.  Waiver.  Neither the delay nor failure by Employer or Employee to enforce any provision or exercise any right under this Agreement, nor partial or single enforcement or exercise of any such provision or right, shall constitute a waiver of that or any other provision or right.

    14.  Governing Law and Venue.  This Agreement is entered into in Denver, Colorado, and as such it shall be interpreted and enforced under the laws of the State of Colorado applicable to contracts made to be performed entirely within Colorado. Except as necessary to enforce Employer's rights pursuant to Sections 4 through 7 above, to the extent that any action is brought in a court of law in connection with this Agreement, the exclusive venue for such action shall be a court of appropriate jurisdiction, including the Federal courts, located in the City and County of Denver, Colorado.

    15.  Interpretation.  In the event that any one or more provision in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such provision had never been contained herein. If any provision in this Agreement shall be held to be excessively broad as to duration, activity or subject in any jurisdiction, it shall be construed by limiting and reducing the provision which is deemed excessively broad.

    16.  Notices.  Any notice required or permitted by this Agreement shall be effective when received, and shall be sufficient if in writing and personally delivered (including by express courier) or sent by certified mail with return receipt to the address set forth at the end of this Agreement or at such other address as may by notice be specified by one party to the other.

    17.  Survival.  The provisions of this Agreement which by their nature are intended to survive, including without limitation the confidentiality, non-disclosure, non-competition, non-solicitation and cooperation provisions, shall survive the termination of this Agreement.

    18.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

    Employee accepts employment with Employer on the above-terms and those set forth in the attached Employee Term Sheet.

TANNING TECHNOLOGY CORPORATION, a Delaware corporation (Employer)	EMPLOYEE
By: /s/ FREDERICK H. FOGEL	/s/ GREGORY A. CONLEY
Printed Name: Frederick H. Fogel	Gregory A. Conley
Title: General Counsel, SVP, Business Affairs	Date: September 14, 2001
Date: September 14, 2001
Address and Phone:
4600 South Syracuse St., Suite 1200	1153 Bergen Parkway, M-184
Denver, CO 80237	Evergreen, CO 80439
303-220-9944	303-567-255

EMPLOYEE TERM SHEET

Name of Employee: Gregory A. Conley

1.
Position. President and Chief Operating Officer, commencing November 1, 2001. Employee will report to Larry Tanning. Employer will recommend the election of Employee to serve as a Class I director until the annual meeting of stockholders in the year 2003 or until his successor shall have been duly appointed and qualified. Employer shall consider Employee for promotion to the role of Chief Executive Officer of Employer no later than 12 months after Employee commences employment with Employer. If Employer fails to promote Employee to Chief Executive Officer within the first 12 months of Employee's employment, for the 60 day period following the expiration of such 12 month period Employee will be entitled to terminate employment with Employer and receive such severance benefits as Employee would be entitled to if Employer had terminated Employee's employment without Cause.

2.
Compensation and Benefits.
a.
Salary: Employee will receive a semi-monthly base salary of $12,500.00, which is equal to an annual salary of $300,000. No additional compensation will be paid for services as a director of the Employer or any subsidiary.

b.
Incentive Plan: Incentive opportunity of up to $500,000 per annum, for achieving business and leadership objectives to be mutually agreed with the executive team within 90 days of commencing employment. The incentive plan will provide for annual incentive earnings paid in February for the prior fiscal year, commencing February 2003 for fiscal year 2002. Employee will be entitled to a guaranteed minimum of $170,000 for such annual incentive payments.

c.
Other Payments: Employee will receive the amounts (less applicable deductions and withholding) described in Exhibit A on the dates set forth opposite such amounts; provided that Employee is continuously employed by Employer through each such date.

d.
Stock Options: Employee is eligible to participate in the Tanning Technology Corporation Stock Option Plan, subject to specified terms for vesting,and other qualifications and conditions of the Plan, and as set forth in the governing Stock Option Agreement to be executed by Employee.

e.
Vacation: Employee is eligible to accrue 20 vacation days per calendar year, the use of which is to be chosen in consideration of the business needs of Tanning. The accrual and use of vacation is governed by the Tanning vacation policy.

f.
Other Benefits: Employee is eligible to participate in any life insurance, disability, medical, dental, pension, profit sharing and retirement programs as may be made available in Tanning's discretion to Tanning employees of similar seniority or position within Tanning.

3.
Taxes and Related Matters. Employee shall be solely responsible for taxes imposed on Employee by reason of any compensation and benefits provided by Employer and all such compensation and benefits shall be subject to applicable withholding in respect of taxes.

4.
Severance. Notwithstanding anything to the contrary in the Employment Agreement, in the event of termination of employment by Employer without Cause (other than by reason of death or disability), Employee shall be entitled to a severance payment in an amount equal to twelve months of Employee's base salary in effect at the time of termination plus the greater of (x) Employee's guaranteed minimum annual incentive opportunity in effect at the time of termination and (y) the amount of the annual incentive payment actually paid to Employee for the immediately preceding fiscal year, pro rated based on the number of days elapsed from the start of the current fiscal year up to and including the date of termination. Such severance will be payable over a twelve-month period in accordance with the Employer's usual payroll practices. As a condition precedent to Employee receiving the severance payments described in the preceding sentence and any accelerated vesting pursuant to the Option Agreement, Employee shall be required to execute and not revoke an original of the general release attached hereto as Exhibit B (with such changes as may be appropriate to reflect changes in law).

  The payment of severance described in this Section 4 and acceleration of the vesting of Employee's options described in the governing option agreement shall be the sole compensation payable to Employee on termination of Employee's employment.

5.
Definitions:

    "Cause" shall mean: (i) conduct by Employee thatis materially detrimental to Employer or reflects unfavorably on Employer to such an extent that Employer's best interests reasonably require Employee's discharge, (ii) Employee's willful misconduct or gross negligence seriously detrimental to Employer, (iii) conduct by Employee that constitutes willful misconduct or gross negligence in the performance of his duties hereunder, (iv) conduct by Employee that constitutes fraud or dishonesty, (v) embezzlement of funds or misappropriation of other property by Employee, (vi) conviction of Employee of a felony or any other crime that involves fraud, dishonesty, or moral turpitude, (vii) the breach by Employee of any of the provisions of the Employment Agreement or (viii) the failure by Employee to perform his duties hereunder after demand for performance is delivered by Employer that identifies the manner in which Employer believes Employee has not performed his duties.

    Employee accepts employment with Employer on the terms set forth in this Employee Term Sheet and the Employment Agreement to which it is attached.

TANNING TECHNOLOGY CORPORATION, a Delaware corporation (Employer)	GREGORY A. CONLEY
By: /s/ Frederick H. Fogel	/s/ Gregory A. Conley
Printed Name: Frederick H. Fogel	Gregory A. Conley
Title: General Counsel, SVP, Business Affairs	Date: September 14, 2001
Date: September 14, 2001

EXHIBIT A

PAYMENT SCHEDULE

Amount	Date
$234,000	November 15, 2001
$230,000	January 15, 2002
$375, 659	February 15, 2002
$380,000	March 15, 2002
$230,000	November 15, 2002

EXHIBIT B

RELEASE

    I, Gregory A. Conley, hereby release and discharge Tanning Technology Corporation and its successors, predecessors, affiliates, officers, directors, shareholders, employees, agents, and representatives from any and all liability or claims of whatever nature, which could be asserted against Tanning arising out of or in any way relating to my employment with Tanningor my separation therefrom prior to the date of this Release. This Release specifically includes, among other things, any and all claims under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. I agree not to file suit or file any complaint or charge with any federal, state, or local agency against Tanning or the released parties, whether relating to my employment with Tanning or my separation therefrom.

    I acknowledge that I have been given up to 21 days to consider Release before signing it. I also acknowledge that I have been encouraged by Tanning to seek the advice of legal counsel before signing this Release. I understand that I may revoke this Release within seven days after I sign it by delivering written notice of my desire to revoke to the Director of Human Resources, North America at 4600 South Syracuse Street, Suite 1200, Denver, Colorado 80237.

Date:	Gregory A. Conley

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EMPLOYMENT AGREEMENT
PAYMENT SCHEDULE
RELEASE